INTERCOMPANY AGREEMENT

THIS AGREEMENT is executed as of the date below between ING Investment Management LLC (“IIM”), and ING USA Annuity and Life Insurance Company (“USA”).

     WHEREAS, IIM conducts an asset management business through various companies that provide investment advice to and perform administrative services for certain U.S. registered investment companies (“Funds”), including ING Investment, LLC (“IIL”), an investment adviser for certain Funds;

     WHEREAS, USA is an insurance company which offers a variety of insurance products, including variable annuities; Funds advised by IIL are made available through sub-accounts to purchasers of these insurance products;

     WHEREAS both IIM and USA are indirect wholly owned subsidiaries of ING Groep, N.V, and, are under common control of such parent company;

     WHEREAS both IIM and USA desire to allocate the collective resources of ING’s United States operations in a manner which supports USA’s insurance business; and

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Payments

IIM shall pay and/or shall cause its subsidiaries to pay, to USA, within thirty (30) days after the end of each calendar month, the amounts derived from applying the annual rates listed in Schedule A against the average net assets invested in the Funds by USA and by USA non-insurance customers during the prior calendar month (the “Intercompany Payments”). The methodology used to determine the amount of each month’s Intercompany Payment shall be as follows:

     (a) No later than the 20th calendar day of each calendar month, USA or its designee shall provide, or cause to be provided, the average net assets of the prior calendar month to be used in calculating such ownership percentages and the assets shall be grouped by business line.

     (b) On a fund by fund basis, the USA average net assets will be calculated by applying USA’s prior calendar month actual average net asset ownership percentage to the current calendar month’s average net assets.

     (c) USA average net assets shall be multiplied by the annual rates listed in Schedule A on a fund by fund basis and then adjusted for a monthly payment rate (annual rate * 1/calendar days in year * days in calendar month)

     (d) The Intercompany Payment for any calendar month shall equal the sum of the fund by fund calculations described in sub-paragraph (c) above.

The Intercompany Payments shall be paid from IIM’s own resources, or those of its subsidiaries, and therefore shall not result in any increase in the expenses borne by the Funds or their shareholders. The rates listed in Schedule A will be reviewed at least once each calendar quarter and may be modified at any time by mutual written consent.

Intercompany Payments will be calculated and paid as hereinabove provided, and USA shall account for such Intercompany Payments in conformity with customary insurance accounting practices. The books, accounts and records of each party shall be maintained so as to clearly and accurately disclose the precise details of the Intercompany Payments. IIM and/or its subsidiaries shall keep such books, records and accounts insofar as they pertain to the computation of the Intercompany Payments available upon reasonable notice for audit, inspection and copying by USA and persons authorized by it or any governmental agency having jurisdiction over USA during all reasonable business hours.

2. Required Disclosure

Each party will make all disclosures relating to this Agreement and the payments made hereunder, as required under applicable state or federal law, rule, or regulation, including any subsequent release, interpretation, rule or regulation of the SEC or any other regulatory or self-regulatory organization applicable to IIM or USA in connection with this Agreement (“Applicable Law”).

3. Notices

Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, or overnight courier and addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to IIM: 230 Park Avenue, New York, NY 10169 in care of Chief Financial Officer with a copy to the Legal Department; if to USA: 909 Locust Street, Des Moines, Iowa 50309, in care of Annuity Financial Actuary with copy to Legal Department.

4. Governing Law

This Agreement will be construed in accordance with the laws of the State of Delaware, without giving effect to any conflicts of law principles thereof.

5. Effective Date

This Agreement shall be effective as of January 1, 2010, and, unless terminated as provided, shall continue in force for one year from the effective date and thereafter from year to year, unless and until terminated in accordance with Section 8 below.

6. Entire Agreement and Amendment

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

7. Assignment

This Agreement may not be assigned by either party without the written consent of the other.

8.	Termination
	(a)	Except under the circumstances described in paragraphs (b) and (c) of this Section 8, this Agreement may only be terminated by the mutual written agreement of the parties. If this Agreement is so terminated, the payments specified in Section 1 shall continue for a period of six (6) months, or a shorter period if agreed to by the parties.
	(b)	If a Change in Control (within the meaning assigned to that term below), of a party (the “Changed Party”) occurs, and if the other party (the “Remaining Party”) has not consented in writing to the continuation of this Agreement notwithstanding such Change in Control, then this Agreement may be terminated at the option of the Remaining Party by sending written notice to the Changed Party and the Intercompany Payments shall cease upon the Agreement’s termination. “Change in Control" means the occurrence of any one or more of the following: (i) the transfer of control of a party to another entity; or (ii) the consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of a party; provided, however, that the occurrence of an event described in clauses (i) or (ii) above shall not constitute a Change in Control if either (a) the entity that acquires control of a party was already an Affiliate of the party prior to the event , or (b) the parties remain Affiliates of one another immediately following the Change in Control. “Affiliate” means, with respect to a party, an entity that controls, is under common control, or is controlled by, such party.
	(c)	This Agreement will terminate automatically and the Intercompany Payments shall thereupon immediately cease if the Intercompany Payments are adjudged or otherwise determined to the satisfaction of both parties to be contrary to law.
9.	Severability

If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

10.	Miscellaneous
(a) The heading of each provision of this Agreement is for descriptive purposes only
and	shall not be deemed to modify or qualify any of the rights or obligations set forth in each such provision.

(b) This Agreement may be executed in counterparts.

11. Force Majeure

IIM shall not be liable for losses caused directly or indirectly by government restrictions, exchange or market rulings, suspension of trading, war, acts of terrorism, strikes, failures of the mails or other communications systems, mechanical or electronic failure, failure of third parties to follow instructions, for other causes commonly known as “acts of God,” or for any other cause not reasonably within IIM’s control, whether or not such cause was reasonably foreseeable.

     IN WITNESS WHEREOF, the parties have each duly executed this Agreement on this 22nd day of December 2010.

ING INVESTMENT MANAGEMENT LLC	ING USA ANNUITY AND
LIFE INSURANCE COMPANY

By: /s/Daniel Wilcox	By: /s/ Thomas Hanson
Name: Daniel Wilcox	Name: Thomas Hanson
Title: Senior Vice President	Title: Vice President and Actuary

Schedule A Amended and Restated as of _________________

As described in Section 1 USA shall be paid at the rates set forth immediately below. In the case of funds of funds, except as otherwise indicated below, payments will not apply to the shares of the fund of funds held directly but will instead apply to shares of underlying funds held indirectly through the fund of funds at the rates specified for those underlying funds calculated in the same manner as if the underlying funds were held directly.

FUND NAME	Payment	FUND NAME	Payment
IIM Sub-advised Equity and
Balanced Funds		IIM Sub-advised Fixed Income Funds
ING Balanced Fund	____%	Brokerage Cash Reserves	____%
ING Balanced Portfolio	____%	ING Classic Money Market Fund	____%
ING Core Equity Research Fund
(F/K/A ING Growth and Income
Fund)	____%	ING Floating Rate Fund (Effective 8/17/10)	____%
ING Corporate Leaders 100 Fund	____%	ING GET U.S. Core Portfolio - Series 10	____%
ING Corporate Leaders Trust Fund
Series B	____%	ING GET U.S. Core Portfolio - Series 11	____%
ING Euro STOXX 50 Index Portfolio
(F/K/A ING Dow Jones Euro STOXX
50 Index Portfolio)	____%	ING GET U.S. Core Portfolio - Series 12	____%
ING Equity Dividend Fund	____%	ING GET U.S. Core Portfolio - Series 13	____%
ING FTSE 100 Index Portfolio	____%	ING GET U.S. Core Portfolio - Series 14	____%
ING Global Natural Resources Fund	____%	ING GET U.S. Core Portfolio - Series 5	____%
ING Growth and Income Portfolio	____%	ING GET U.S. Core Portfolio - Series 6	____%
ING Growth Opportunities Fund	____%	ING GET U.S. Core Portfolio - Series 7	____%
ING Hang Seng Index Portfolio	____%	ING GET U.S. Core Portfolio - Series 8	____%
ING Index Plus LargeCap Fund	____%	ING GET U.S. Core Portfolio - Series 9	____%
ING Index Plus LargeCap Portfolio	____%	ING Global Bond Fund	____%
ING Index Plus MidCap Fund	____%	ING GNMA Income Fund	____%
ING Index Plus MidCap Portfolio	____%	ING High Yield Bond Fund	____%
ING Index Plus SmallCap Fund	____%	ING Intermediate Bond Fund	____%
ING Index Plus SmallCap Portfolio	____%	ING Intermediate Bond Portfolio	____%
ING International Index Portfolio	____%	ING Money Market Fund	____%
ING Index Plus International Equity
Fund (Effective 6/30/10)	____%	ING Money Market Portfolio	____%
ING Principal Protection Fund XII (1/1/10 to
ING International Value Fund	____%	2/16/10)	____%
ING International Value Portfolio	____%	ING Senior Income Fund	____%
ING Japan TOPIX Index Portfolio
(F/K/A ING Japan Equity Index
Portfolio)	____%
ING MidCap Opportunities Fund	____%	ING Limited Maturity Bond Portfolio	____%
ING MidCap Opportunities Portfolio	____%	ING Liquid Assets Portfolio	____%
ING NASDAQ 100 Index Portfolio	____%
ING Opportunistic LargeCap Fund
(1/10/10 to 8/21/10)	____%	Fund of Funds
ING Opportunistic LargeCap Portfolio
(1/1/10 to 8/20/10)	____%	ING Capital Allocation Fund (1)	____%

ING Russell Global Large Cap Index
75% Portfolio (1/1/10 to 4/29/10)	____%	ING Diversified International Fund (1)	____%
ING Russell Large Cap Growth Index
Portfolio	____%	ING Global Target Payment Fund (1)	____%
ING Russell Large Cap Index		ING Oppenheimer Active Allocation Portfolio
Portfolio	____%	(1)	____%
ING Russell Large Cap Value Index
Portfolio	____%	ING Strategic Allocation Funds (1)	____%
ING Russell Mid Cap Growth Index
Portfolio	____%	ING Strategic Allocation Portfolios (1)	____%
ING Russell Mid Cap Index Portfolio	____%	ING Index Solution Portfolios (1)	____%
ING Russell Small Cap Index
Portfolio	____%	ING Solution 2015 Portfolio (1)	____%
ING Small Company Fund	____%	ING Solution 2025 Portfolio (1)	____%
ING Small Company Portfolio	____%	ING Solution 2035 Portfolio (1)	____%
ING SmallCap Opportunities Fund	____%	ING Solution 2045 Portfolio (1)	____%
ING SmallCap Opportunities Portfolio	____%	ING Solution 2055 Portfolio (1)	____%
ING Tactical Asset Allocation Fund	____%	ING Solution Income Portfolio (1)	____%
ING WisdomTree Global High-
Yielding Equity Index Portfolio	____%	ING Solution Aggressive Growth Portfolio (1)	____%
		ING Solution Conservative Portfolio (1)	____%
ING Focus 5 Portfolio (1/10/10 to
4/29/10)	____%	ING Solution Growth Portfolio (1)	____%
ING Global Resources Portfolio	____%	ING Solution Moderate Portfolio (1)	____%
ING Large Cap Growth Portfolio
(Effective 6/12/10)	____%
ING Stock Index Portfolio	____%	American Funds Master Feeder Funds
		ING American Funds Asset Allocation Portfolio	N/A
Third-Party Sub-advised Funds		ING American Funds Bond Portfolio	N/A
ING Alternative Beta Fund	____%	ING American Funds Growth Portfolio	N/A
ING Asia-Pacific Real Estate Fund	____%	ING American Funds Growth-Income Portfolio	N/A
ING BlackRock Science and
Technology Opportunities Portfolio	____%	ING American Funds International Portfolio	N/A
ING Clarion Global Real Estate
Portfolio	____%
ING Emerging Countries Fund	____%
ING European Real Estate Fund	____%
ING Global Equity Dividend Fund	____%
ING Global Opportunities Fund
(F/K/A ING Foreign Fund)	____%
ING Global Real Estate Fund	____%
ING Global Value Choice Fund	____%
ING Greater China Fund	____%
ING Index Plus International Equity
Fund (1/1/10 to 6/29/10)	____%
ING International Capital
Appreciation Fund	____%
ING International Real Estate Fund	____%
ING International SmallCap Multi-
Manager Fund	____%
ING International Value Choice Fund	____%
ING Real Estate Fund	____%
ING Russia Fund	____%

ING SmallCap Value Multi-Manager
Fund (1/1/10 to 2/5/10)	____%
ING U.S. Bond Index Portfolio	____%
ING Value Choice Fund	____%

(1) For the fund of funds listed above, IIM will pay the amount stated in this Schedule A. IIM will not pay any amounts on assets in the underlying funds in these fund of funds. In addition, amounts due to USA from IIM for these fund of funds shall be reduced by amounts due to USA from Directed Services LLC (DSL) and/or its subsidiaries under the Intercompany Agreement between DSL and USA with respect to the underlying funds in these fund of funds.